SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (date of earliest event reported):

                                January 15, 2001


                           EXUS NETWORKS, INC., f/k/a
                                 E*twoMEDIA.com
             (Exact Name of Registrant as specified in its Charter)


          Nevada                      0-18049                91-1317131
(State or other jurisdiction        Commission             (IRS Employer
    of incorporation)                File No.              Identification
                                                               Number)


               29 Broadway, Suite 1110, New York, New York, 10006
                          (Exact Address of Registrant)


                         Registrant's Telephone Number,
                       Including Area Code: (212) 514-6600

Item 1. Changes in Control of Registrant.

     Pursuant to an Agreement and Plan of Reorganization dated January 15, 2001 (the "Exchange Agreement") between the Company and the shareholders of Exus Networks, Inc., a New York corporation ("Exus New York") Issac Sutton became the majority stockholder and the sole director of the Company. Upon consumation of the Exchange Agreement, the Company acquired one hundred percent (100%) of Exus New York's common stock. In exchange for the delivery to the Company of their Exus New York common stock, Mr. Sutton and the other shareholders of Exus New York received an aggregate of twenty million ($20,000,000) restricted shares of the Company's common stock. By virtue of the Exchange Agreement, the Company remains in existence as a surviving corporation, with eighty (80%) percent of its outstanding common stock owned by the former shareholders of Exus New York.


Item 2. Acquisition or Disposition of Assets.

     Pursuant to the Exchange Agreement, the Company acquired ownership and control of Exus New York's assets and operations. By reason of such acquisition, the Company - which was formerly inactive and in pursuit of business opportunities - is now engaged in the business of providing global data networking and Internet related service via Satellite to medium and large businesses and internet service providers.


Item 5. Other Events and Regulation FD Disclosure.

     Pursuant to a Certificate Amending Articles of Incorporation of the Company, filed with the Secretary of State of Nevada on December 19, 2000, the name of the Company was changed from E*twoMEDIA.com to Exus Networks, Inc.


Item 6. Resignation of Registrant's Director.

     Pursuant to the Exchange Agreement, Daniel Jefferies resigned as the sole director of the Company.

Item 7  Financial Statements, Pro Forma Financial
        Information and Exhibits


        (c)  Exhibit Index

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                           EXUS NETWORKS, INC.



Date: March 22, 2001                       By:
                                               -------------------------------
                                               Isaac Sutton, President
                                               and Secretary